Exhibit 10.10

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of February 3, 2012 (the “Effective Date”), by and between Talos Energy Operating Company LLC, a Delaware limited liability company (the “Company”), and Timothy S. Duncan (hereafter “Executive”).

RECITALS

WHEREAS, the Company is a wholly owned subsidiary of Talos Energy LLC, a Delaware limited liability company (“Parent”); and

WHEREAS, the Executive and Parent have entered into a limited liability company agreement of Parent, dated February 3, 2012 (the “LLC Agreement”); and

WHEREAS, the Executive and Parent have entered into an Interest Award Agreement whereby the Executive shall be issued Series B Units in Parent (the “Interest Award Agreement”); and

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company on the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.    Employment. During the Employment Period (as defined in Section 4 hereof), the Company shall employ Executive, and Executive shall serve, as President and Chief Executive Officer. Executive shall be appointed and shall serve as President and Chief Executive Officer of the Parent. For the avoidance of doubt, Executive shall not be considered an employee of Parent.

2.    Duties and Responsibilities of Executive.

(a)    During the Employment Period, Executive shall devote his full time and attention to the business of the Company and its Affiliates (as defined below), will act in the best interests of the Company and its Affiliates and will perform with due care his duties and responsibilities. Executive’s duties will include those normally incidental to the position(s) set forth in Section 1 above of as well as whatever additional duties may be assigned to him by any senior officers or by the Board of Directors of the Company (the “Board”) from time to time. Executive agrees to cooperate fully with any senior officers and the Board, and not to engage in any activity that interferes with the performance of Executive’s duties hereunder. During the Employment Period, Executive will not hold any type of outside employment, engage in any type of consulting or otherwise render services to or for any other person, entity or business concern without the advance written approval of the Board; provided, that it shall not be a violation of this Agreement for Executive to serve on corporate, civic, or charitable boards or committees described in Exhibit A (except for boards or committees of a Competing Business (as defined in Section 10)) so long as such service does not interfere with the performance of Executive’s duties and responsibilities under this Agreement.

For purposes of this Agreement, “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such specified person. For purposes of the definition of “Affiliate”, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the sake of clarity, Parent and its Subsidiaries and their affiliated entities are Affiliates of the Company.

(b)    Executive expressly represents and covenants to the Company that, other than as set forth in that certain Non-Competition Agreement by and among Executive, Phoenix Exploration Company, LP, Apache Corporation and Castex Energy Inc attached hereto as Annex 1, he is not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Executive from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Executive hereunder.

(c)    Executive acknowledges and agrees that Executive owes the Company a duty of loyalty as a fiduciary of the Company, and that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes the Company under the common law.

3.    Compensation. Any salary, bonus and other compensation payments hereunder shall be subject to all applicable payroll and other taxes.

(a)    During the Employment Period the Company shall pay to Executive an annualized base salary of $350,000 (the “Base Salary”) (less applicable taxes and withholdings) in consideration for Executive’s services under this Agreement, payable in accordance with the Company’s customary payroll practices for executive salaries as in effect from time to time.

(b)    The Company shall establish, and Executive shall be entitled to participate in, an annual performance bonus plan under which Executive will be eligible for an annual bonus (the “Annual Performance Bonus”) based on satisfaction of performance targets established by the Board after consultation with Executive. Bonus determinations will be made by the Board within 60 calendar days of the end of each calendar year and any Annual Performance Bonus to which Executive is entitled for any calendar year will be payable in accordance with the Company’s customary payroll practices for executive bonuses, but in no event later than March 15 of the year following the calendar year to which it relates. The Board may also award additional bonuses or other compensation to Executive at any time in its sole and complete discretion.

4.    Term of Employment. The initial term of this Agreement shall be for the period beginning on the Effective Date and ending at midnight (EST) on the second anniversary thereof (the “Initial Term”). On the last day of the Initial Term and each anniversary thereafter (each such date being referred to as a “Renewal Date”), provided that this Agreement has not been earlier terminated, this Agreement shall automatically renew and extend for a period of 12 months (each a “Renewal Term”) unless written notice of non-renewal and termination is delivered from one party to the other at least 30 days prior to the Renewal Date. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time during the Initial Term or the Renewal Term (if any) in accordance with Section 6. The period from the Effective Date through the date of termination of this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.    Benefits. Subject to the terms and conditions of this Agreement, Executive shall be entitled to the following benefits during the Employment Period:

(a)    Reimbursement of Business Expenses. The Company agrees to reimburse Executive for reasonable documented business-related expenses incurred in the performance of Executive’s duties under this Agreement in accordance with the Company’s expense reimbursement policies as in effect from time to time.

(b)    Benefit Plans and Programs. To the extent permitted by applicable law and subject to the terms and eligibility requirements of any such plan or program, Executive will be invited to participate in all benefit plans and programs, including improvements or modifications of the same, that are maintained by the Company generally for executive employees of the Company from time to time, subject to the eligibility requirements and other terms and conditions of those plans and programs. Such benefit plans and programs shall include, but are not limited to, plans and programs related to medical and dental coverage. The Company will not, however, by reason of this Section 5(b) be obligated either (i) to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, or (ii) to provide Executive with all benefits provided to any other person or individual employed by the Company or any of its Affiliates.

(c)    Vacation. Executive shall be eligible to take up to four weeks of paid vacation per calendar year, which such vacation shall accrue and be taken in accordance with the Company’s vacation policies as may exist from time to time. Any vacation not used in a calendar year will not roll over to the following calendar year and Executive shall not receive pay for accrued, unused vacation upon termination.

6.    Termination of Employment.

(a)    Company’s Right to Terminate. The Company shall have the right to terminate this Agreement and Executive’s employment with the Company at any time for any of the following reasons:

(i)    Upon Executive’s death;

(ii)    Upon Executive’s Disability (as defined below);

(iii)    For Cause (as defined in Section 7); or

(iv)    For any other reason whatsoever, in the sole and complete discretion of the Company, including termination at the end of the Initial Term or any Renewal Term as a result of the Company’s notice of non-renewal as described in Section 4.

(b)    Executive’s Right to Terminate. Executive will have the right to terminate this Agreement and Executive’s employment with the Company at any time for:

(i)    Good Reason (as defined in Section 7); or

(ii)    For any other reason whatsoever, in the sole and complete discretion of Executive.

(c)    “Disability.” For purposes of this Agreement, Executive shall be considered to have a “Disability” if he is eligible for benefits under a long-term disability plan maintained by the Company or, in the absence of such a plan, Executive shall be considered to have a “Disability” if due to a mental or physical impairment, Executive is incapable, after reasonable accommodation, of performing the essential duties and services required of Executive hereunder for a period of 90 consecutive calendar days or a total of 120 calendar days during any 12 month period.

7.    Severance Payments.

(a)    Termination by the Company. If (i) the Company terminates this Agreement and Executive’s employment with the Company and, if applicable, its Affiliates during the then-existing Initial Term or a Renewal Term (if any) pursuant to Section 6(a)(iv), (ii) before the 60th day following Executive’s termination of employment, Executive has signed and has not revoked a termination of employment agreement acceptable to the Company and substantially similar to Exhibit B that contains a complete release of all claims against the Company, its Affiliates, and their designees (“Release”) and such Release has become effective and irrevocable, and (iii) Executive continues to comply with Executive’s ongoing obligations under Sections 9 and 10 of this Agreement, the Company shall pay Executive severance in accordance with Section 7(c). Provided, however, that the Company will not be required to pay Executive severance if the Company terminates this Agreement and Executive’s employment after receiving notice that Executive intends to resign (and such resignation is not for Good Reason). For the avoidance of doubt, Section 7(c) shall not apply if Executive’s employment is terminated upon the expiration of the Initial Term or a Renewal Term after one party has provided the other with a notice of non-renewal as set forth in Section 4 above, but instead, in such instance, Sections 7(d) and 7(e) shall apply.

(b)    Termination by Executive. If (i) Executive terminates this Agreement and Executive’s employment with the Company and, if applicable, its Affiliates during the Initial Term or a Renewal Term (if any) pursuant to Section 6(b)(i), (ii) before the 60th day following Executive’s termination of employment, Executive has signed and has not revoked a Release and such Release has become effective and irrevocable, and (iii) Executive continues to comply with Executive’s ongoing obligations under Sections 9 and 10 of this Agreement, the Company shall pay Executive severance in accordance with Section 7(c).

(c)    Severance Amount. If the Company is required to pay Executive severance by the express terms of Sections 7(a) or 7(b), the Company shall pay Executive the following as severance:

(i)    Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (without any reduction thereof that constitutes Good Reason) as salary continuation for a period ending on the earliest to occur of (A) 24 months following the date on which this Agreement and Executive’s employment with the Company and its Affiliates is terminated (the “Termination Date”), (B) in the event a Liquidation Event occurs on or within the first 12 months following the Termination Date, 12 months following such Liquidation Event, or (C) the date on which Executive accepts an offer of employment on a substantially full-time basis or is otherwise engaged in a business venture or ventures (other than personal passive investing) on a substantially full-time basis (as applicable, the “Severance Period”), payable in substantially equal monthly installments pursuant to the Company’s customary payroll practices for executive salaries.

(ii)    If Executive or any of Executive’s dependents was participating in any group health plans maintained by the Company or Parent as of the Termination Date (the “Company Group Health Plans”), the Company shall reimburse Executive every 30 days for the duration of the Severance Period an amount equal to the employer contribution, determined as of the Termination Date, for coverage under such Company Group Health Plans for the type and level of post-termination coverage elected by Executive and his dependents under such Company Group Health Plans (as described below), provided: (A) Executive and, if applicable, his dependents are qualified to elect and/or receive continuation coverage under the Company Group Health Plans after the Termination Date pursuant to any applicable state or federal continuation coverage law, including COBRA; (B) Executive (and, if applicable, his dependents) makes the appropriate timely written election to continue coverage under any of the Company Group Health Plans; and (C) the applicable Company Group Health Plan continues in effect. If an applicable Company Group Health Plan does not continue in effect for any portion of the Severance Period, the requirements of (A), (B) and (C) shall not be applicable and the Company shall pay to Executive every 30 days for the remainder of the Severance Period, an amount equal to the employer contribution, determined immediately prior to termination of the applicable Group Health Plan for coverage under such Company Group Health Plans for the type and level of coverage applicable to Executive and his dependents under such terminated Company Group Health Plans. The Company’s obligations under this paragraph will cease if and when group health coverage under another employer’s plan of Executive is made available to Executive, notwithstanding that Executive or such dependent may not in fact become covered under such other employer’s plan. Executive agrees to deliver prompt notice to the Company upon the availability of such group health coverage. In addition, Executive agrees and understands that the election of such continuation coverage and the payment of any premium due with respect to such continuation coverage will remain Executive’s sole responsibility, and the Company will assume no obligation for payment of any such premium relating to continuation coverage.

(iii)    Notwithstanding the foregoing and provided that the Release has become effective and irrevocable prior to such time, payments under this Section 7(g) shall commence on the 60th day following the Termination Date and the portion of such payments that would otherwise have been paid prior to such date shall be accumulated and paid to Executive without interest on such date. If the Release has not become effective and irrevocable on or prior to the 60th day following the Termination Date, Executive shall not be entitled to any payments under this Section 7(c). Payments under this Section 7(c) shall be in lieu of any severance benefits otherwise due to Executive under any severance pay plan or program maintained by the Company that covers its employees or executives generally.

(d)    Nonrenewal by the Company. If (i) Executive’s employment with the Company and its Affiliates is terminated upon the expiration of the Initial Term or a Renewal Term after the Company has provided Executive with a notice of non-renewal as set forth in Section 4 above, (ii) before the 60th day following Executive’s termination of employment, Executive has signed and has not revoked a Release and such Release has become effective and irrevocable, and (iii) Executive continues to comply with Executive’s ongoing obligations under Sections 9 and 10 of this Agreement, the Company shall pay Executive severance in accordance with Section 7(e).

(e)    Severance upon Nonrenewal by the Company. If the Company is required to pay Executive severance by the express terms of Section 7(d), the Company shall pay Executive the following as severance:

(i)    Executive’s Base Salary at the rate in effect immediately prior to the Termination Date as salary continuation for one hundred eighty days following the Date of Termination (the “Nonrenewal Severance Period”), payable in substantially equal monthly installments pursuant to the Company’s customary payroll practices for executive salaries.

(ii)    If Executive or any of Executive’s dependents was participating in any Company Group Health Plans as of the Termination Date, the Company shall reimburse Executive every 30 days for the duration of the Nonrenewal Severance Period an amount equal to the employer contribution, determined as of the Termination Date, for coverage under such Company Group Health Plans for the type and level of post-termination coverage elected by Executive and his dependents under such Company Group Health Plans (as described below), provided: (A) Executive and, if applicable, his dependents are qualified to elect and/or receive continuation coverage under the Company Group Health Plans after the Termination Date pursuant to any applicable state or federal continuation coverage law, including COBRA; (B) Executive (and, if applicable, his dependents or estate) makes the appropriate timely written election to continue coverage under any of the Company Group Health Plans; and (C) the applicable Company Group Health Plan continues in effect. If an applicable Company Group Health Plan does not continue in effect for any portion of the Nonrenewal Severance Period, the requirements of (A), (B) and (C) shall not be applicable and the Company shall pay to Executive every 30 days for the remainder of the Nonrenewal Severance Period, an amount equal to the employer contribution, determined immediately prior to termination of the applicable Group Health Plan for coverage under such Company Group Health Plans for the type and level of coverage applicable to Executive and his dependents under such terminated Company Group Health Plans. The Company’s obligations under this paragraph will cease if and when group health coverage under another employer’s plan of Executive is made available to Executive, notwithstanding that Executive or such dependent may not in fact become covered under such other employer’s plan. Executive agrees to deliver prompt notice to the Company upon the availability of such group health coverage. In addition, Executive agrees and understands that the election of such continuation coverage and the payment of any premium due with respect to such continuation coverage will remain Executive’s sole responsibility, and the Company will assume no obligation for payment of any such premium relating to continuation coverage.

(iii)    Notwithstanding the foregoing and provided that the Release has become effective and irrevocable prior to such time, payments under this Section 7(e) shall commence on the 60th day following the date of termination and the portion of such payments that would otherwise have been paid prior to such date shall be accumulated and paid to Executive without interest on such date. If the Release has not become effective and irrevocable on or prior to the 60th day following the date of termination, Executive shall not be entitled to any payments under this Section 7(e). Payments under this Section 7(e) shall be in lieu of any severance benefits otherwise due to Executive under any severance pay plan or program maintained by the Company that covers its employees or executives generally

(f)    Termination in Event of Executive’s Death or Disability. If (i) the Company terminates this Agreement and Executive’s employment with the Company and its Affiliates during the then-existing Initial Term or the Renewal Term (if any) pursuant to Sections 6(a)(i) or 6(a)(ii), (ii) before the 60th day following Executive’s termination of employment, Executive or Executive’s estate (as applicable) has signed and has not revoked a Release, and such Release has become effective and irrevocable, and (iii) in the case of Disability, Executive continues to comply with Executive’s ongoing obligations under Sections 9 and 10 of this Agreement, the Company shall pay Executive (or Executive’s estate as applicable) the severance described in accordance with Section 7(g).

(g)    Death or Disability Severance. If the Company is required to pay Executive severance by the express terms of Section 7(f), the Company shall pay Executive the following as severance:

(i)    Executive’s Base Salary at the rate in effect immediately prior to the Termination Date as salary continuation for the duration of the Severance Period, payable in substantially equal monthly installments pursuant to the Company’s customary payroll practices for executive salaries.

(ii)    If Executive or any of Executive’s dependents was participating in any Company Group Health Plans as of the Termination Date, the Company shall reimburse Executive (or, if applicable, his estate) every 30 days for the duration of the Severance Period an amount equal to the employer contribution, determined as of the Termination Date, for coverage under such Company Group Health Plans for the type and level of post-termination coverage elected by Executive and his dependents under such Company Group Health Plans (as described below), provided: (A) Executive and, if applicable, his dependents are qualified to elect and/or receive continuation coverage under the Company Group Health Plans after the Termination Date pursuant to any applicable state or federal continuation coverage law, including COBRA; (B) Executive (and, if applicable, his dependents or estate) makes the appropriate timely written election to continue coverage under any of the Company Group Health Plans; and (C) the applicable Company Group Health Plan continues in effect. If an applicable Company Group Health Plan does not continue in effect for any portion of the Severance Period, the requirements of (A), (B) and (C) shall not be applicable and the Company shall pay to Executive (or the estate) every 30 days for the remainder of the Severance Period, an amount equal to the employer contribution, determined immediately prior to termination of the applicable Group Health Plan for coverage under such Company Group Health Plans for the type and level of coverage applicable to Executive and his dependents under such terminated Company Group Health Plans. The Company’s obligations under this paragraph will cease if and when group health coverage under another employer’s plan of Executive is made available to Executive, notwithstanding that Executive or such dependent may not in fact become covered under such other employer’s plan. Executive agrees to deliver prompt notice to the Company upon the availability of such group health coverage. In addition, Executive agrees and understands that the election of such continuation coverage and the payment of any premium due with respect to such continuation coverage will remain Executive’s sole responsibility, and the Company will assume no obligation for payment of any such premium relating to continuation coverage.

(iii)    Notwithstanding the foregoing and provided that the Release has become effective and irrevocable prior to such time, payments under this Section 7(c) shall commence on the 60th day following the date of termination and the portion of such payments that would otherwise have been paid prior to such date shall be accumulated and paid to Executive without interest on such date. If the Release has not become effective and irrevocable on or prior to the 60th day following the date of termination, Executive shall not be entitled to any payments under this Section 7(g). Payments under this Section 7(g) shall be in lieu of any severance benefits otherwise due to Executive under any severance pay plan or program maintained by the Company that covers its employees or executives generally.

(h)    Cause. “Cause” means the occurrence or existence of any of the following events:

(i)    Executive’s having engaged in material mismanagement in providing services to the Company or its Affiliates, provided that the Company specifically terminates Executive’s employment for Cause hereunder within 120 days from the date the Company has notice of such mismanagement;

(ii)    Executive’s having engaged in conduct that he knew, based on facts known to him, could reasonably be expected to be materially injurious to the Company or its Affiliates, provided that the Company specifically terminates Executive’s employment for Cause hereunder within 120 days from the date the Company has notice of such conduct;

(iii)    Executive’s material breach of this Agreement or the LLC Agreement, provided that the Company specifically terminates Executive’s employment for Cause hereunder within 120 days from the date the Company has notice of such breach;

(iv)    Executive’s having been convicted of, or having entered a plea bargain or settlement admitting guilt for, any felony or any crime involving moral turpitude or where, as a result of such crime, the continued employment of Executive would have, or could reasonably be expected to have, a material adverse impact on the Company’s or any of its Affiliates’ reputations, provided that the Company specifically terminates Executive’s employment for Cause hereunder within 120 days from the date the Company has notice of such conviction or crime; or

(v)    Executive’s having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud including, for example, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied, provided that the Company specifically terminates Executive’s employment for Cause hereunder within 120 days from the date the Company has notice of such order.

In any case involving the occurrence or existence of the events set forth in clauses (i) or (iii) of this definition, if the Company desires to terminate Executive’s employment for Cause in accordance herewith, it shall first give written notice of the facts and circumstances providing the basis for Cause to Executive, and allow Executive 30 days from the date of such notice to (i) remedy, cure or rectify, if possible, the situation giving rise to the Company’s allegations of Cause or (ii) explain and provide evidence, to the reasonable satisfaction of the Board, why Executive’s conduct does not give rise to Cause.

(i)    Good Reason. “Good Reason” means the occurrence of any of the following events without Executive’s consent:

(i)    Any material reduction in Executive’s initial Base Salary under this Agreement;

(ii)    Any material breach by the Company or Parent of this Agreement or the Interest Agreement, which material breach the parties agree will have a significant adverse effect on the employment of Executive;

(iii)    Any material reduction in Executive’s title, duties, or responsibilities that constitutes a de facto demotion, whether by Company or Parent; or

(iv)    Any relocation of Executive’s principal place of employment to a location that is more than fifty (50) miles from the then current location.

Executive’s Termination Date shall not be considered to be on account of Good Reason unless (i) within 60 days after the date on which Executive knows, or should reasonably be expected to know, that one of the events set forth in paragraphs (i)- (iv) has occurred, Executive provides written notice to the Board of the applicable facts and circumstances, (ii) the Company does not remedy, cure or rectify the event within 30 days from the date on which written notice is received from Executive, and (iii) Executive terminates his employment within 30 days after the expiration of the 30-day cure period.

(j)    Later Determinations. Notwithstanding any other provision of this Agreement, if Executive’s employment with the Company is terminated such that Executive is entitled to severance from the Company and Cause existed on or prior to such termination, the Board may determine after such termination that Executive shall not be entitled to any severance from the Company, and any and all severance payments from the Company to Executive in any form or amount shall cease and any such payments or reimbursements already made to Executive must be returned to the Company; provided, however, that the provisions of this Section 7(j) shall not apply to the extent that (i) the Company had knowledge of such Cause and did not terminate the employment of the Executive within 120 days of receiving notice thereof or (ii) in the event the Company did not have knowledge of such Cause prior to the termination of the employment of the Executive or the Company had knowledge of such Cause and the employment of the Executive terminated other than for Cause prior to 120 days after the Company had knowledge thereof, the Company does not act to implement the provisions of this Section 7(j) within 120 days of obtaining such knowledge of such Cause. For purposes hereof, “knowledge” shall mean the actual knowledge of the executives and members of senior management of Parent and its Subsidiaries.

8.    Conflicts of Interest. Executive agrees that he shall promptly disclose to the Board any conflict of interest involving Executive upon Executive becoming aware of such conflict.

9.    Confidentiality. The Company shall provide Executive new and valuable Confidential Information of the Company and it may also provide Employee confidential information of third parties who have supplied such information to the Company. For purposes of this Section 9, the term “Company” shall include the Company and its Affiliates. In consideration of such Confidential Information and other valuable consideration provided hereunder, Executive agrees to comply with this Section 9.

(a)    “Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary, (i) any and all non-public, confidential or proprietary information or work product of the Company or its Affiliates, (ii) any information that gives the Company or its Affiliates a competitive business advantage or the opportunity of obtaining such advantage, (iii) any information the disclosure or improper use of which could be detrimental to the interests of the Company or its Affiliates, (iv) any trade secrets of the Company or its Affiliates, and (v) any other information regarding the Company or any of its Affiliates, including but not limited to information regarding any of their businesses, operations, assets (including any Oil and Gas Interests as defined below), liabilities, properties, systems, methods, models, processes, results, performance, investments, investors, financial affairs, future plans, business prospects, acquisition or investment opportunities, strategies, business partners, business relationships, contracts, contractual relationships, organizational or personnel matters, policies or procedures, management or compensation matters, compliance or regulatory matters, as well as any technical, seismic, industry, market or other data, studies or research, or any forecasts, projections, valuations, derivations or other analyses, performed, generated, collected, gathered, synthesized, purchased or owned by, or otherwise in the possession of, the Company or its Affiliates. Confidential Information also includes any non-public, confidential or proprietary information about, or belonging to, any third party that has been entrusted to the Company or its Affiliates. Notwithstanding the foregoing, Confidential Information does not include any information which is or becomes generally known by the public other than as a result of Executive’s actions or inactions.

(b)    Protection. Executive promises (i) to keep the Confidential Information, and all documentation, materials and information relating thereto, strictly confidential, (ii) not to use the Confidential Information for any purpose other than as required in connection with fulfilling his duties as Executive for the benefit of the Company, and (iii) to return to the Company all Confidential Information in Executive’s possession upon completion of any work for the Company requiring Executive to have such Confidential Information or upon separation from the Company for any reason. For the avoidance of doubt, Executive specifically acknowledges and agrees that any use by Executive of such Confidential Information other than as required in connection with fulfilling his duties as Executive for the benefit of the Company will be a material breach of this Agreement.

(c)    Scope. Executive understands and agrees that all Confidential Information, in whatever medium (verbal, written, electronic or other), is subject to this Agreement whether provided directly to Executive or not, whether provided to Executive prior to the Effective Date of this Agreement or not, and whether inadvertently disclosed to Executive or not. Confidential Information that was or is available to Executive or to which Executive had or has access will be deemed to have been provided to Executive. Executive also hereby agrees that Confidential Information shall be deemed to include information regarding the assets of the Company, even if such information was learned by Executive prior to formation of the Company.

(d)    Value and Security. Executive understands and agrees that all Confidential Information, and every portion thereof, constitutes the valuable intellectual property of the Company, its Affiliates, and/or third parties, and Executive further acknowledges the importance of maintaining the security and confidentiality of the Confidential Information and of not misusing the Confidential Information.

(e)    Disclosure Required By Law. If Executive is legally required to disclose any Confidential Information, Executive shall promptly notify the Company in writing of such request or requirement so that the Company may seek an appropriate protective order or other relief. Executive agrees to cooperate with and not to oppose any effort by the Company to resist or narrow such request or to seek a protective order or other appropriate remedy. In any case, Executive will (A) disclose only that portion of the Confidential Information that, according to the advice of his or her counsel, is required to be disclosed, (B) use his best efforts to obtain assurances that such Confidential Information will be treated confidentially, and (C) promptly notify the Company in writing of the items of Confidential Information so disclosed.

(f)    Third-Party Confidentiality Agreements. To the extent that the Company possesses any confidential information that is subject to any confidentiality agreements with, or obligations to, third parties, Executive will comply with all such agreements or obligations in full.

(g)    Survival. The covenants made by Executive in this Section 9 will survive termination of this Agreement indefinitely.

10.    Agreement Not to Compete.

(a)    Covenants. In consideration of the Company’s providing Confidential Information as described in Section 9 as well as Executive’s employment hereunder in which Executive will be associated with the goodwill of the Company, and to protect the trade secrets and Confidential Information of Company disclosed or entrusted to Executive by Company or created or developed by Employee for Company and the goodwill developed by Executive on behalf of Company, and as an express incentive for Company to enter into this Agreement, Executive agrees that, except in the ordinary course and scope of his employment hereunder, Executive shall not, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, member, joint venturer, owner or in any other individual or representative capacity whatsoever, whether paid or unpaid, either for his own benefit or for the benefit of any other person or entity:

(i)    during the Coverage Period, engage or carry on in Competitive Duties within the Restricted Area;

(ii)    during the Coverage Period, form or otherwise provide services to a Competing Business within the Restricted Area or directly or indirectly acquire any 5% or greater equity ownership, voting interest or profit participation interest in, any Competing Business within the Restricted Area;

(iii)    during the Coverage Period with respect to any customer, supplier, licensee, licensor or other business relation (including any third party seller, owner or lessor of Oil and Gas Interests or property related thereto) of the Company or its Affiliates with which or whom Executive had direct or indirect involvement while employed by the Company or about which Executive had Confidential Information, or access to Confidential Information, while employed by the Company, directly or indirectly (A) divert, take away, or attempt to divert or take away such customer, supplier or other business relation, (B) cause or induce any such customer, supplier or business relation to modify or terminate its relationship with the Company or its Affiliates,

(C) offer or provide Competitive Products or Services to such customer, supplier or business relation, or (D) otherwise interfere with or compete for the business relationship between the Company or its Affiliates and such customer, supplier or business relation;

(iv)    during the Coverage Period with respect to any Restricted Prospects, directly or indirectly (A) acquire, attempt to acquire, or assist a third person in acquiring, any interest in or rights to such Restricted Prospects, (B) acquire, attempt to acquire or assist a third party in acquiring any equity or other interest or right in any company, business, joint venture or other enterprise owning or controlling or seeking to own or control any interest in or rights to such Restricted Prospects, or (C) otherwise divert, take away, interfere with or compete for any acquisition by the Company or its controlled Affiliates of such Restricted Prospects or any other transaction or arrangement contemplated by the Company or its Affiliates relating to such Restricted Prospects (or attempt to do any of the foregoing); or

(v)    during the Employment Period and the twelve (12) month period following the Termination Date, directly or indirectly, recruit or otherwise solicit or induce any employee, officer, consultant, contractor, or subscriber of the Company or its controlled Affiliates (A) to terminate its employment or arrangement with the Company, or (B) to otherwise change its relationship with the Company or its Affiliates.

(vi)    at any time use the names of the Company or its Affiliates in connection with any business that is or would be in competition in any manner whatsoever with the Company or any of its Affiliates.

(b)    Disclosure and Authorization. In consideration of the Company’s promises herein, for a period of 24 months immediately following the termination of Executive’s employment for any reason, Executive promises to disclose to the Company any employment, consulting, or other service relationship Executive enters into after the termination of Executive’s employment with the Company for any reason. Such disclosure shall be made within 7 days of Executive entering into such employment, consulting or other service relationship. Executive expressly consents to and authorizes the Company to disclose both the existence and terms of this Agreement to any future employer or user of Executive’s services and to take any steps the Company deems necessary to enforce this Agreement.

(c)    Requests for Modification. Executive represents that Executive is willing and able to engage in other employment not prohibited by this Agreement. In the event Executive subsequently decides that Executive would like to pursue an opportunity prohibited by the terms of this Agreement, Executive agrees to make written request to Company for a modification of the restrictions contained in this Agreement prior to pursuing the opportunity, such request to include the name and address of the organization or entity involved (if any) and the title, nature, and duties of the activity Executive wishes to pursue. Executive agrees and understands that the Company is under no obligation whatsoever to grant any such modification and will decide any such request in its sole and absolute discretion.

(d)    Value and Reasonableness. Executive understands and acknowledges that the Company has made substantial investments to develop its business interests, goodwill, and

Confidential Information. Executive agrees that such investments are worthy of protection, and that the Company’s need for the protection afforded by this Section 10 is greater than any hardship Executive might experience by complying with its terms and that the restrictions contained herein are necessary to protect the Company’s legitimate business interests. Executive agrees that the limitations as to time, geographic area, and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the Confidential Information and/or the goodwill or other business interests of the Company.

(e)    Reformation Requested. The Company and Executive believe the limitations as to time, geographic area, and scope of activity contained in this Section 10 are reasonable and do not impose a greater restraint than necessary to protect Confidential Information, goodwill, and other legitimate business interests of the Company. However, in the event an arbitrator or court of competent jurisdiction determines that the limitations agreed upon are not appropriate, the parties agree to, and hereby do, request that the court reform the limitations to the satisfaction of the court. It is the express intent of the Company and Executive that the terms of this Competition Agreement be enforced to the full extent permitted by law and not to any greater extent.

(f)    Right to Injunction. Executive acknowledges that Executive’s violation of Sections 9 and/or 10 of this Agreement will cause irreparable harm to the Company for which damages cannot adequately be measured, and Executive agrees that the Company shall be entitled as a matter of right to specific performance of Executive’s obligations under Sections 9 and 10 and an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such agreements by Executive or others acting on his/her behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

(g)    “Competing Business” means any individual, sole proprietorship, business, firm, company, partnership, joint venture, organization, or other person, entity or arrangement that competes, or has plans to compete, or that owns or controls a significant interest in any entity that competes, or has plans to compete, with the Company, or those Affiliates of the Company for which Executive has material responsibilities, with respect to the business in which the Company or such Affiliate(s) engage. For the avoidance of doubt, Competing Businesses include those individuals and entities that engage in the business of acquiring, exploiting and developing oil and gas assets in the Gulf of Mexico and Gulf Coast.

(h)    “Competitive Duties” means duties: (i) for a Competing Business that are similar to or substantially related to the duties that Executive had during the last twelve (12) months of Executive’s employment with the Company; (ii) that are performed in the capacity of a director, officer, partner, or executive of a Competing Business; (iii) that involve the formation, management, operation, or control of a Competing Business or any recognized subdivision or department thereof; or (iv) for a Competing Business that involve the performance of, or the management or supervision of personnel engaged in, any activity which is similar to or substantially related to any activity with which Executive had direct or indirect involvement while employed by the Company or about which Executive had Confidential Information, or access to Confidential Information, while employed by the Company.

(i)    “Competitive Products or Services” means any products or services that are similar to or competitive with the products or services being offered, marketed, or actively developed by the Company or its Affiliates as of the date of the termination of Executive’s employment for any reason.

(j)    “Coverage Period” means the period of time beginning on the Effective Date of this Agreement and ending 24 months following Executive’s Termination Date; provided, however, that in the event a Liquidation Event occurs, such period shall end upon the earlier of (i) 24 months following Executive’s Termination Date, or (ii) 12 months following such Liquidation Event; provided, further, that in the event this Agreement terminates upon the expiration of the Initial Term or a Renewal Term after the Company has provided Executive with a notice of non-renewal as set forth in Section 4, such period shall end one hundred eighty days following Executive’s Termination Date.

(k)    “Hydrocarbons” means oil, condensate gas, casinghead gas and other liquid or gaseous hydrocarbons.

(l)    “Liquidation Event” has the meaning set forth in the LLC Agreement.

(m)    “Oil and Gas Interests” means: (i) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties (including revenues or net revenues therefrom) and assets of any kind and nature, direct or indirect, including without limitation working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (ii) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts or agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (iii) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (iv) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing, regardless of location.

(n)    “Restricted Area” means (i) those geographic areas within the parishes listed on Annex 2 hereto and within a 50 mile radius of those areas where the Company or any of its Affiliates for which Executive has material responsibilities: (A) conducts any material portion of its business as of the Termination Date; or (B) is contemplating conducting a meaningful amount of business as of the date Executive’s employment is terminated for any reason as evidenced by definite and demonstrable actions by the Company or its Affiliates with respect to the area and (ii) those other geographic areas outside the State of Louisiana and within a 50-mile radius of the areas where the Company or any of its Affiliates for which Executive has material responsibilities: (A) conducts any material portion of its business as of the Termination Date; or (B) is contemplating conducting a meaningful amount of business as of the date Executive’s employment is terminated for any reason as evidenced by definite and demonstrable actions by the Company or its Affiliates with respect to the area.

(o)    “Restricted Prospects” includes the following: (i) any Oil and Gas Interests within the Restricted Area; or (ii) any Oil and Gas Interests or other properties, sites, locations, assets, acquisitions, investments or other business prospects upon which the Company or its controlled Affiliates have expended resources at any time during Executive’s employment or are contemplating expending resources in the future as at the date of the termination of Executive’s employment, and with which Executive had direct or indirect involvement while employed by the Company or about which Executive had Confidential Information, or access to Confidential Information, while employed by the Company.

(p)    This Section 10 shall survive any termination of this Agreement for the periods stated herein.

11.    Defense of Claims. Executive agrees that, during the Employment Period and for a reasonable period after the Termination Date, upon request from the Company, Executive will cooperate with the Company and its Affiliates in the defense of any claims or actions that may be made by or against the Company or any of its Affiliates that relate to Executive’s prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company or Affiliates in such claim or action. The Company agrees to pay or reimburse Executive for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 11, provided Executive provides reasonable documentation of same.

12.    Withholdings: Right of Offset. The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (i) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (ii) to the extent permissible under Section 409A (as hereinafter defined), (1) any deductions consented to in writing by Executive and (2) any other sums owed by Executive to the Company, any Affiliate, or any employee benefit plan or program of the Company or any Affiliate.

13.    Severability. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 15), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.

14.    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

15.    Arbitration; Injunctive Relief; Attorneys’ Fees. Subject to Section 15(b), any dispute, controversy or claim between Executive and the Company arising out of or relating to this Agreement, Executive’s employment with Company, or the termination of either will be finally settled by arbitration in Houston, Texas before, and in accordance with the then-existing rules for the resolution of employment disputes then obtaining of, the American Arbitration Association. The arbitrator’s award shall be reasoned, final and binding on both parties and may be enforced in a court of competent jurisdiction.

(a)    Notwithstanding Section 15(a), an application for emergency, temporary ore preliminary injunctive relief by either party (including, without limitation, pursuant to Section 10(g)) shall not be subject to arbitration under this Section 15; provided, however, that the remainder of any such dispute (beyond the application for emergency, temporary or preliminary injunctive relief) shall be subject to arbitration under this Section 15.

(b)    Each side shall share equally the cost of the arbitrator and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless a statutory claim authorizing the award of attorneys’ fees is at issue, in which event the arbitrator may award a reasonable attorneys’ fee in accordance with the jurisprudence of that statute.

(c)    Nothing in this Section 15 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award or (ii) joining another party to this Agreement in a litigation initiated by a person which is not a party to this Agreement. IN ENTERING THIS AGREEMENT, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL.

16.    Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT (THAT IS NOT SUBJECT TO ARBITRATION UNDER SECTION 15 FOR ANY REASON) SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN HARRIS, COUNTY TEXAS AND THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THOSE COURTS.

17.    Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to Executive’s employment and the other matters covered herein (except to the extent that other agreements are specifically referenced herein); moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto.

18.    Survival of Certain Provisions. Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 6 through 16 hereof, shall survive any termination or expiration of this Agreement for any reason.

19.    Waiver of Breach. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

20.    Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to an Affiliate or any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, if such Affiliate or successor agrees to assume the obligations of the Company hereunder.

21.    Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (i) when delivered in person or sent by facsimile transmission, (ii) on the first business day after such notice is sent by air express overnight courier service, or (iii) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

If to Company, addressed to:

Talos Energy Operating Company LLC

1600 Smith, Suite 5000

Houston, TX 77002

Fax: (281) 852-6623

Attn: John L. Harrison

If to Executive, addressed to:

Timothy S. Duncan

2322 Kings Trail

Kingwood, TX 77339

Attn: Timothy S. Duncan

The address set forth below Executive’s name on the execution page hereof; or to such other address as either party may have furnished to the other party in writing in accordance with this Section 21.

22.    Section 409A.

(a)    General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of

1986, as amended, (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The Company and Executive shall take commercially reasonable efforts to reform or amend any provision hereof to the extent that either of them reasonably determine that such provision would or could reasonably be expected to cause Executive to incur any additional tax or interest under Section 409A to try to comply with or be exempt from Section 409A through good faith modifications, in any case, to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b)    Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(c)    Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first business day following the expiration of the delay period described in the preceding sentence, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d)    Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)    Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

23.    Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

24.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date first above written.

EXECUTIVE:

By:	/s/ Timothy S. Duncan
	Name:	Timothy S. Duncan

COMPANY:

TALOS ENERGY OPERATING COMPANY LLC

By:	Talos Energy Operating GP LLC, its managing member

By:	Talos Energy LLC, its sole member

By:	/s/ John L. Harrison
	Name:	John L. Harrison
	Title:	Executive Vice President and Chief Financial Officer

Signature Page of

Timothy S. Duncan Employment Agreement

ANNEX 1

Non-Competition Agreement by and among Executive, Phoenix Exploration

Company, LP, Apache Corporation and Castex Energy Inc.

[See Attached]

ANNEX 1

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) dated as of August 31, 2011, is by and between Phoenix Exploration Company LP, a Delaware limited partnership (“Phoenix”), Apache Corporation, a Delaware corporation (“Apache”) and Castex Energy, Inc., a Texas corporation (“Castex” and together with Phoenix and Apache, each a “Protected Party” and collectively the “Protected Parties”), Timothy S. Duncan, a Texas resident (the “Restricted Party”). Each of the Protected Party and the Restricted Party are each individually referred to herein as a “Party” and together collectively referred to herein as the “Parties”. All capitalized terms not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Protected Parties purchased from the Restricted Party and certain other Persons one hundred percent (100%) of the partnership interests in Phoenix pursuant to that certain Partnership Interest Purchase Agreement dated as of August 4, 2011 (as amended, together with the exhibits and schedules thereto, and the documents and instruments to be delivered pursuant thereto, the “Purchase Agreement”) by and between certain Affiliates of the Protected Parties, Phoenix, the Restricted Party (or certain Affiliates thereof) and the other Seller’s party thereto;

WHEREAS, Phoenix, the Protected Parties and/or certain of their Affiliates own certain oil and gas assets located on, under or within the Oil and Gas Properties and other lands described on Exhibit A attached hereto.

WHEREAS, as a material inducement to the Protected Parties to enter into the Purchase Agreement and consummate the transactions contemplated thereunder, the Protected Parties require that the Restricted Party agrees not to compete with or against the Protected Parties or any of their Affiliates in the Business (as defined below) in the Protected Area (as defined below) for the Term (as defined below) pursuant to the terms of this Agreement; and WHEREAS, the Restricted Party will derive substantial direct and indirect benefit from the transactions contemplated by the Purchase Agreement, including the direct or indirect of the Restricted Party’s percentage share of the Adjusted Purchase Price.

NOW, THEREFORE, in consideration of the foregoing, the premises, and the mutual covenants and agreements set forth below and in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1    Certain Defined Terms. As used in this Agreement:

1.1.1    “Affiliate” means (a) any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, or (b) any Person in which Restricted Party is an officer, director, employee, manager, advisor, consultant or broker. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than twenty percent (20%) of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

1.1.2    “Business” means the business or similar business of owning, acquiring (either directly or indirectly), disposing (including any option or commitment to acquire in the future), exploring for, producing or operating oil and gas and associated mineral properties, or interests, including working interests, mineral interests, royalty and overriding royalty interests, production payments, net profits or similar interests, in oil, gas and associated minerals in the Protected Area.

1.1.3    “Competition” means directly or indirectly conducting, controlling or participating in the Business, either alone or in association with any Affiliate of a Restricted Party.

1.1.4    “Person” means any individual, corporation, partnership, limited liability company, trust, estate or any other entity.

1.1.5    “Protected Area” means the area defined as the “Protected Area” described on Exhibit A attached hereto.

1.1.6    “Restricted Interest” means any lease, mineral interest, royalty or overriding royalty, fee right, reversionary interest, non-participating royalty interest, mineral servitude, license, concession or other right covering oil, gas and related hydrocarbons (or a contractual right to acquire such an interest) or an undivided interest therein or portion thereof, together with all appurtenances, easements, permits, licenses, servitudes and rights-of-way situated upon or used or held for future use in connection with such an interest or the exploration, development or operation thereof. A “Restricted Interest” shall also mean and include (a) all rights and interests in all lands and interests unitized or pooled therewith pursuant to any law, rule, regulation or agreement and (b) any agreements, contracts, options, instruments or other arrangements to acquire, either directly or indirectly or of record or beneficially, any of the interests described in this definition.

1.1.7    “Term” means the period beginning as of the date hereof and ending on February 28, 2013, inclusive of that date.

1.2    Other Defined Terms. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Purchase Agreement.

ARTICLE II

NON-COMPETITION

2.1    Covenant Not to Compete. During the Term, the Restricted Party shall not, nor shall the Restricted Party permit any of its Affiliates to, directly or indirectly, for Restricted Party’s or its respective Affiliate’s account engage (or assist any other Person) in Competition with the Protected Parties or any Affiliate of the Protected Parties or enter into discussions or negotiations to do any of the foregoing. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the Restricted Party may own or hold, as a passive investment, not more than two percent (2%) of the outstanding securities of any Person engaged in the Business if the securities of such Person are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. For the avoidance of doubt, the Restricted Party may be employed by, or consult for, a Person engaged in Competition with the Protected Parties or any Affiliate of the Protected Parties so long as the Restricted Party does not, directly or indirectly, conduct, control or participate in the Business of such Person and does not disclose any information regarding the Business to such Person.

2.2    Affiliates of Restricted Party. At all times during the Term of this Agreement, the Restricted Party shall cause their respective Affiliates to comply with the terms of this Agreement as if such Affiliates were a “Restricted Party” under this Agreement.

ARTICLE III

NON-SOLICITATION

3.1    Non-Solicitation. The Restricted Party agrees that during the Term, neither the Restricted Party nor any of its Affiliates shall: (a) solicit, induce or attempt to induce, persuade or entice any employee of Phoenix that was an employee of Phoenix immediately prior to the Protected Parties’ purchase of Phoenix and remained an employee of Phoenix immediately after the Protected Parties’ purchase of Phoenix to leave such Person’s employ to work for a competitor of any such Person in the same or similar capacity as the employee worked for Phoenix at the time the Protected Parties purchased Phoenix, provided, however, that this restriction shall not apply to any solicitations contained in an advertisement directed generally to the public or the trade; or (b) solicit, induce or attempt to induce any supplier of Phoenix or its subsidiaries who provided services to Phoenix or its subsidiaries in the twelve-month period immediately preceding the date hereof, to terminate, or otherwise alter, its relationship with Phoenix or its subsidiaries. If the Restricted Party or any of its Affiliates is found to have breached any promise made in this Agreement, the Term shall automatically be extended by the period of time for which such Person was in breach so that the Protected Parties are provided the benefit of the full Term.

ARTICLE IV

RELIEF

4.1    Restrictions Reasonable. Restricted Party acknowledges that the Term, the Protected Area, and the nature of the restrictions agreed upon pursuant to this Agreement are reasonable and necessary for the protection of the Protected Parties and their Affiliates. It is expressly understood that if a court of competent jurisdiction shall find the foregoing restrictive covenants to be invalid or unenforceable by reason of being too broad in scope, then any or all of such invalid or unenforceable provisions shall be amended by said court so as to cause said restrictive covenant to be valid and enforceable to the fullest extent permitted by law.

4.2    Injunctive Relief. The Restricted Party agrees and acknowledges that a remedy at law for any breach or attempted breach of this Agreement hereof will be inadequate and that any such breach or attempted breach will result in irreparable harm to the Protected Parties and their Affiliates for which no adequate remedy at law exists. Accordingly, the Protected Parties shall, in addition to any other remedy that may be available, be entitled to obtain injunctive relief and specific performance, including temporary restraining orders, preliminary injunctions and permanent injunctions, requiring compliance with the terms of this Agreement.

4.3    Conveyance of Acquired Interests. The Restricted Party acknowledges that the granting of injunctive relief may not adequately compensate the Protected Parties for damages resulting from any breach of Article II. Accordingly, the Protected Parties may seek actual damages from the Restricted Party for each and every breach by the Restricted Party of the non-competition provisions of Article II. In addition, and without limitation of other remedies hereunder or pursuant to law, in the event the Restricted Party breaches this Agreement by acquiring any Restricted Interests of any nature whatsoever within the Protected Area during the Term, the Restricted Party shall, within ten (10) Business Days of the Protected Parties’ request, assign or otherwise transfer such interest to the Protected Parties or their designated Affiliates , free and clear of any liens, claims or encumbrances created by, through or under the Restricted Party or its Affiliates, and the Protected Parties shall simultaneously reimburse the Restricted Party for the Restricted Party’s actual, direct, documented, reasonable out-of-pocket costs and expenses of such acquisition. In such a case of a breach of this Agreement, the Protected Parties’ relief shall be limited to all remedies at law and equity, including, and not limited to, specific performance and monetary damages.

4.4    Attorney’s Fees. If any suit or other action is brought with respect to the interpretation or enforcement of this Agreement, the prevailing Party shall be entitled to receive, among other remedies, reimbursement for its reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees.

ARTICLE V

GENERAL TERMS

5.1    Acknowledgement. The Restricted Party acknowledges and agrees that this Agreement, including the rights, covenants, restrictions and remedies set forth in Article II, Article III and Article IV above, (a) are ancillary to and part of the consummation of the transactions described in the Purchase Agreement, (b) contain reasonable limitations as to time, geographical area and scope of activity, (c) do not impose a greater restraint than is necessary to protect the goodwill and other business interests in and to the Partnership Interests transferred at Closing by the Restricted Party and the other Sellers to the Protected Parties under the terms of the Purchase Agreement and (d) comply with and are enforceable as of the date hereof under Section 15.50 et. seq. of the Texas Business and Commerce Code. The Restricted Party agrees and acknowledges that on and after the date hereof it has and shall derived substantial direct and indirect benefit from the transaction contemplated by the Purchase Agreement, including the direct or indirect receipt of the Restricted Party’s percentage share of the Adjusted Purchase Price.

5.2    Governing Law. Without regard to principles of conflicts of Law, this Agreement shall be construed, interpreted and enforced in accordance with and governed by the Laws of the state of Texas applicable to contracts made and to be performed entirely within such state.

5.3    Forum. THE PARTIES AGREE THAT THIS AGREEMENT CONSTITUTES A “MAJOR TRANSACTION” AS DEFINED BY SECTION 15.020 OF THE TEXAS CIVIL PRACTICE AND REMEDIES CODE. THE PARTIES ALSO AGREE, PURSUANT TO SECTION 15.020 OF THE TEXAS CIVIL PRACTICE AND REMEDIES CODE, THAT ANY LAWSUIT INVOLVING THIS AGREEMENT BROUGHT BY EITHER PARTY WILL BE BROUGHT ONLY IN HARRIS COUNTY, TEXAS, WHETHER SUCH LAWSUIT BE BROUGHT IN FEDERAL OR STATE COURT. THE PARTIES MUTUALLY CONSENT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN HARRIS COUNTY, TEXAS, AND AGREE THAT ANY ACTION, SUIT, OR PROCEEDING CONCERNING, RELATED TO, OR ARISING OUT OF THIS AGREEMENT AND/OR THE NEGOTIATION OF THIS AGREEMENT WILL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT IN HARRIS COUNTY, TEXAS. THE PARTIES AGREE THAT THEY WILL NOT RAISE ANY DEFENSE OR OBJECTION OR FILE ANY MOTION BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, INCONVENIENCE OF THE FORUM, OR THE LIKE IN ANY CASE FILED IN A FEDERAL OR STATE COURT IN HARRIS COUNTY, TEXAS. THIS AGREEMENT IS MADE AND PARTIALLY PERFORMABLE IN HARRIS COUNTY, TEXAS, AND VENUE WILL BE IN HARRIS COUNTY, TEXAS.

5.4    Non-Circumvention. No Restricted Party or any Affiliate of any Restricted shall enter into any agreement, contract, or arrangement with any Affiliate or third party with respect to the Protected Area or take any other action or enter into or cause an Affiliate to enter into any alternative transaction with the purpose of circumventing the intent and obligations of the Parties hereunder.

5.5    Entire Agreement. This Agreement and the Purchase Agreement and the other Transaction Documents constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter.

5.6    Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties, and their respective successors and assigns.

5.7    Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to a Restricted Party:

Timothy S. Duncan

2322 Kings Trail

Kingwood, TX 77339

Telephone: 713-775-1451

Facsimile:

Attention:

If to Apache:

Apache Corporation

2000 Post Oak Blvd. Suite 100

Houston, Texas 77056

Telephone: 713-296-6000

Facsimile: 713-296-6459

Attention: Vice President - Business Development

If to Castex:

Castex Energy, Inc.

333 North Sam Houston Parkway East Suite 1060

Houston, Texas 77060

Telephone: 281-878-0048

Facsimile: 281-447-1009

Attention: James W. Carrington, Jr.

5.8    Amendments and Waivers. Except for waivers specifically provided for in this Agreement, this Agreement may not be modified or amended nor any rights hereunder waived except by an instrument in writing signed by all Parties that specifically references this Agreement, states that it is intended to modify or amend this Agreement or waive a right hereunder and specifies the provision(s) to be modified, amended or waived. No waiver of, or consent to a change in, any provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5.9    Severability. The Parties hereby expressly agree and contract that it is not the intention of any Party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the Parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the Parties agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the Parties as if originally set forth herein.

5.10    Counterpart Execution. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for the Protected Parties and the Restricted Party to sign the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

5.11    Interpretation. In this Agreement: (a) captions are for convenience only and shall not be considered a part of, or affect the construction or interpretation of, any provision of this Agreement; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and (e) “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date set forth above.

RESTRICTED PARTY:

By:
Name:	Timothy S. Duncan

Restricted Party Signature Page to Non-Competition and Non-Solicitation Agreement

APACHE:

APACHE CORPORATION

By:
Name:	J.A. Jeppesen
Title:	Executive Vice President

Apache Signature Page to Non-Competition and Non-Solicitation Agreement

CASTEX:

CASTEX ENERGY, INC.

By:
Name:	John B. Napier
Title:	Vice President

Castex Signature Page to Non-Competition and Non-Solicitation Agreement

EXHIBIT A

PROTECTED AREA

For purposes of this Agreement, the Protected Area shall be defined as follows:

As to all Oil and Gas Properties owned or leased by Phoenix Exploration Company, LP and its subsidiaries as of the Effective Date within the State of Louisiana and State of Louisiana Waters, the Protected Area shall be defined as including both (b) such Oil and Gas Properties and (c) any areas that are located both within three miles of any portion of such Oil and Gas Properties and within the same parish(es) in which any portion of such Oil and Gas Properties is located; As to all Oil and Gas Properties owned or leased by Phoenix Exploration Company, LP and its subsidiaries as of the Effective Date within the portion of the Outer Continental Shelf adjacent to the State of Louisiana, the Protected Area shall be defined as including both (d) the offshore blocks (as established under the Outer Continental Shelf Lands Act) which comprise such Oil and Properties and (e) any offshore blocks that have one or more boundaries or corners that touch any one or more boundaries or corners of any such offshore blocks which comprise such Oil and Properties under clause (c) (hereinafter a “border block”) provided however, assuming that the parish boundaries of each Louisiana coastal parish were extended to the outer edges of the Outer Continental Shelf, only those portions of the border blocks which would be located within the same parish(es) as the offshore blocks which comprise such Oil and Gas Properties shall be included within the Protection Area. As to all Oil and Gas Properties owned or leased by Phoenix Exploration Company, LP and its subsidiaries as of the Effective Date within the portion of the Outer Continental Shelf not adjacent to the State of Louisiana, the Protected Area shall be defined as including both (f) the offshore blocks (as established under the Outer Continental Shelf Lands Act) which comprise such Oil and Properties and (g) any offshore blocks that have one or more boundaries or corners that touch any one or more boundaries or corners of any such offshore blocks which comprise such Oil and Properties under clause (e).

EXHIBIT A

ANNEX 2

The following parishes within the State of Louisiana: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson David, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermillion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn.

ANNEX 2

EXHIBIT A

Executive is engaged in the following activities:

Board of Directors for Just About Kids – Kingwood HS Academic Booster Club Advisory Board – University of Houston Petroleum Engineering Program

EXHIBIT A

EXHIBIT B

TERMINATION OF EMPLOYMENT AGREEMENT

This termination of employment agreement (the “Agreement”) is between Talos Energy Operating Company LLC, a Delaware limited liability company (the “Company”), and Timothy S. Duncan (“Executive”) or, in the case of termination because of Executive’s death, Executive’s estate, pursuant to that employment agreement between Executive and Company dated February 3, 2012 (the “Employment Agreement”).

WHEREAS, Executive’s employment with Company has been terminated, or will be terminated, in exchange for certain severance benefits and other valuable consideration provided herein;

NOW, THEREFORE, the parties agree to terminate their employment relationship on the following terms and conditions.

1.    Termination of Employment. Company and Executive agree that Executive’s employment with Company has been terminated, or shall be terminated, as of (the “Termination Date”), pursuant to Section 6 of the Employment Agreement.

2.    Complete Release and Other Consideration from Executive. In exchange for Company’s obligations under this Agreement, Executive agrees as follows:

3.    Release of Claims. Executive, on his own behalf and on behalf of any of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases Company, its direct and indirect subsidiaries and affiliates, and each of their respective current and former officers, directors, equity holders, members, managers, employees, agents, representatives, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date that Executive executes this Agreement (which shall be on or after the Termination Date (as defined in the Employment Agreement)) including, without limitation:

(a)    any and all claims relating to or arising from Executive’s employment or service relationship with Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

EXHIBIT B

(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to the following statutes (each as amended, if applicable), Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Executive Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002;

(e)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(f)    any and all claims arising out of any other federal, local, state or foreign law;

(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive during the course of his employment or service relationship or as a result of this Agreement; and

(h)    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Company (with the understanding that Executive’s release of claims herein bars Executive from recovering monetary or other personal relief from Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of Company or its affiliates and Executive’s right under applicable law and Company’s D&O policy to seek indemnity for acts committed, or omissions, within the course and scope of Executive’s employment duties.

EXHIBIT B

(i)    Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has [21/45] days within which to consider this Agreement; (c) he has 7 days following his execution of this Agreement to revoke this Agreement, which he may do by providing written notice of revocation to Company as provided in Section 21 of the Employment Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to Company in less than the [21/45] day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the complete time period allotted for considering this Agreement.

4.    Confidentiality. Except as may be required by law or court order or as may be necessary in an action arising out of this Agreement, Executive agrees not to disclose the existence or terms of this Agreement to anyone other than Executive’s immediate family, attorneys, tax advisors, and financial counselors, provided that Executive first informs them of this confidentiality clause and secures their agreement to be bound by it. Executive understands and agrees that a breach of this confidentiality provision by any of these authorized persons will be deemed a material breach of this Agreement by Executive.

5.    Executive’s Representations. Executive acknowledges, agrees and expressly represents that, as of the date he executes this Agreement: (i) he has received all compensation and other sums that he is owed by the Releasees (other than sums owed pursuant to this Agreement; and (ii) he has received all leaves (paid and unpaid) that he was owed through the Termination Date.

6.    Release and Other Consideration from Company. In exchange for Executive’s obligations under this Agreement, Company shall pay Executive those severance payments described in Section 7(c) or (e), as applicable, of the Employment Agreement, on the terms provided in the Employment Agreement. Executive acknowledges that these severance payments are conditioned on Executive’s compliance with Sections 9 and 10 of the Employment Agreement and subject to Sections 7(h) and 7(i) of the Employment Agreement. Company may withhold from any severance payments all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

7.    Right to Consult an Attorney; Period of Review. Executive is encouraged to consult with an attorney before signing this Agreement. From the date this Agreement is first presented to Executive, Executive will have [21/45] days in which to review this Agreement. Executive may use as little or much of this [21/45]-day review period as Executive chooses.

EXHIBIT B

8.    Amendment; Continuing Obligations. This Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof and thereof. This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto. Executive hereby reaffirms and agrees to continue to abide by the terms set forth in Sections 7 through 15 of the Employment Agreement and expressly acknowledges the enforceability and continuing effect of those terms.

9.    Revocation. Upon signing this Agreement, Executive will have 7 days to revoke the Agreement. To properly revoke the Agreement, Company must receive written notice of revocation from Executive by the close of business on the 7th day after the date the Agreement is signed by Executive. Written notice must be delivered pursuant to Section 21 of the Employment Agreement.

10.    Choice of Law. This Agreement will be governed in all respects by the laws of the State of Texas, without regard to its choice of law principles. This Agreement is subject to the arbitration provisions in Section 15 of the Employment Agreement.

11.    Effectiveness of Agreement. This Agreement will be effective, and the payments described above will be made, only if Executive executes the Agreement within [21/45] days of receiving it and only if Executive does not revoke the Agreement under Section 8 above.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT B

EXECUTIVE:

By:
Name:	Timothy S. Duncan
Date:

TALOS ENERGY OPERATING COMPANY LLC

By:	Talos Energy Operating Company GP LLC, its managing member

By:	Talos Energy LLC, its sole member

By:
Name:
Title:

EXHIBIT B